Exhibit 99.1

Old Second and West Suburban Announce Shareholder Approval of Merger

AURORA and LOMBARD, Illinois November 30, 2021 (PRNewswire) — Old Second Bancorp, Inc. (Nasdaq: OSBC) (“Old Second”) and West Suburban Bancorp, Inc. (“West Suburban”) jointly announced today that each has received shareholder approval for the merger of West Suburban into Old Second in a cash and stock transaction. The merger, which was announced on July 25, 2021, is expected to close on December 1, 2021, subject to satisfaction of customary closing conditions.  The combined company, on a pro forma basis using September 30, 2021 financial information, will have approximately $6.2 billion in assets, $5.3 billion in deposits and $3.4 billion in loans, and will be one of the largest community banks under $10 billion in assets in the Chicago market.

Kevin Acker, Chairman of West Suburban stated, “We are pleased to receive our shareholders’ approval for the merger of West Suburban and Old Second.  West Suburban has served its customers and communities for nearly 60 years, and will continue to do so with the combination of our two companies.  We believe this merger will bring out the best in both of our companies and create a better bank for our employees, our customers and the communities we serve.”

“We are extremely pleased by the strong level of shareholder support for the merger,” commented James Eccher, President and Chief Executive Officer of Old Second. “This positive shareholder response affirms our belief that the merger will create one of the most attractive community banks in the Chicago area, and will solidify our position and ability to become the best bank for our customers and communities. We believe this partnership will deliver to Old Second and West Suburban shareholders growth in geographic reach, scale on current products and services, and long-term shareholder value.”

About Old Second Bancorp, Inc.

Old Second Bancorp, Inc., headquartered in Aurora, Illinois, is the bank holding company for Old Second National Bank, which celebrated 150 years of operation in 2021, and currently operates 29 banking offices across seven counties in northern Illinois. At September 30, 2021, Old Second had $3.28 billion in assets. Old Second’s common stock trades on The NASDAQ Stock Market under the symbol “OSBC.” More information about Old Second is available by visiting the “Investor Relations” section of its website www.oldsecond.com.

Old Second National Bank was recently named number one among “Best Banks in Illinois 2021.” This was the second straight year the bank was selected by customers for the award. Awards are determined based on a survey of over 25,000 U.S. customers who rate banks on overall satisfaction as well as trust, terms and conditions, branch services, digital services and financial advice.

About West Suburban Bancorp, Inc.

West Suburban Bancorp, Inc. is the parent bank holding company of West Suburban Bank, which was founded in 1962 and is headquartered in Lombard, Illinois. West Suburban Bank maintains 43 banking locations across DuPage, Kane, Kendall, and Will counties in Illinois. At September 30, 2021, West Suburban had $2.90 billion in assets.

Contacts

Old Second Bancorp, Inc.

Bradley S. Adams

Chief Financial Officer

(630) 906-5484

West Suburban Bancorp, Inc.

Keith W. Acker

Chief Executive Officer

West Suburban Bank

(630) 652-2202

Cautionary Note Regarding Forward-Looking Statements

Statements included in this press release, which are not historical in nature are intended to be, and hereby are identified as, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of Old Second and West Suburban with respect to their planned merger, the strategic and financial benefits of the merger, including the expected impact of the transaction on the combined company’s scale, deposit franchise, growth, financial performance and shareholder value, and the timing of the closing of the transaction. Words such as “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “expect,” “project,” “assume,” “approximately,” “continue,” “should” and “could” and variations of such words and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks, uncertainties and assumptions, include, among others, the following:

●	the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where Old Second and West Suburban do business, or as a result of other unexpected factors or events;
●	the impact of purchase accounting with respect to the transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
●	diversion of management’s attention from ongoing business operations and opportunities;

●	potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the transaction;
●	the outcome of any legal proceedings that may be instituted against Old Second or West Suburban;
●	the integration of the businesses and operations of Old Second and West Suburban, which may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Old Second’s and West Suburban’s existing businesses;
●	business disruptions following the merger; and
●	other factors that may affect future results of the combined company including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; changes in general economic conditions, including due to the COVID-19 pandemic; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Old Second and West Suburban disclaim any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law. Additional factors that could cause results to differ materially from those described above can be found under the heading “Risk Factors” in Old Second’s 2020 Annual Report on Form 10-K, Old Second’s Quarterly Reports on Form 10-Q, the Joint Proxy Statement/Prospectus dated October 21, 2021, filed by Old Second pursuant to Rule 424(b)(3) on October 25, 2021, relating to its Form S-4 Registration Statement (File No. 333-259964) and in subsequent filings Old Second makes with the SEC.